Exhibit 99.1

News Announcement	Final

SERACARE ACQUIRES GENOMICS COLLABORATIVE IN STOCK DEAL

– Acquisition Strengthens SeraCare BioBank™ Market Position –

OCEANSIDE, California, June 3, 2004 — SeraCare Life Sciences, Inc. (Nasdaq: SRLS), a manufacturer and provider of biological materials and services essential for the manufacture of diagnostic tests, commercial bioproduction of therapeutic drugs, and additional research applications, today announced that it has acquired substantially all of the assets of Genomics Collaborative, Inc. (“GCI”), a privately-held company, for approximately one million shares of unregistered SeraCare common stock, a net cash payment to GCI of approximately $800,000 and the assumption of certain liabilities. The acquisition is expected to be accretive to earnings by the first quarter of fiscal 2005.

A conference call to discuss the acquisition is scheduled for 2:30 p.m. EDT on Friday, June 4, 2004. The conference call dial-in numbers are 888-882-0144 or 415-908-6295. A replay of the conference call will be available for 24 hours at 800-633-8284 (Reservation # 21197088) or for 30 days by visiting SeraCare’s website at www.seracare.com.

“We believe that SeraCare’s acquisition of the GCI assets will further enable us to be an industry leader in supplying clinical specimens and data to the pharmaceutical industry for use in proteomic and genomic studies, biomarker validation, drug discovery and development, and clinical validation,” said Michael F. Crowley, Jr., President and CEO of SeraCare Life Sciences. “The fusion of SeraCare and GCI should provide our clients with a broader product portfolio of well-phenotyped human DNA, serum, and tissue and reduce our outsourcing costs. The acquisition of the GCI assets also provides SeraCare with access to GCI’s existing contract accounts, which provided GCI with $4.3 million in sales in fiscal 2003. The acquisition, which includes GCI’s existing inventory of 550,000 samples from over 120,000 patients, represents another major step toward our goal of becoming a comprehensive and responsive source of clinical samples and data for the life sciences market. We expect that, in addition to GCI’s vast

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inventory of samples, their powerful proprietary database, search engine, and their ancillary services will be complementary to the extensive clinical network and sample collection abilities of our BioBank, and will enable us to better serve our current and growing base of customers.

“We believe the addition of GCI’s management and scientific team with their broad commercial experience in this field will accelerate BioBank’s competitive position in terms of market penetration, technical sophistication, and product availability,” continued Mr. Crowley. “GCI Access™, which provides pharmaceutical companies with access to its Global Repository™ of clinical samples as well as its customized gene expression and candidate gene validation services, should also strengthen BioBank’s portfolio of product and service offerings. We believe that this acquisition brings together the two premier commercial human biological sample and data providers in the global life sciences market.”

“We are excited for GCI to join the SeraCare Life Sciences family,” said Parag Saxena, Managing Partner of INVESCO Private Capital, the lead investor in Genomics Collaborative. “SeraCare, with its extensive network, growing BioBank business, and sales and marketing resources, should be well positioned to build upon GCI’s leadership in providing clinical materials and human genetics expertise for drug and diagnostic research.”

BBI Acquisition Update:

SeraCare expects to complete the previously announced purchase of substantially all of the assets of the BBI Diagnostics and BBI Biotech Research Laboratories divisions of Boston Biomedica, Inc. (“BBI”; Nasdaq: BBII) during its fiscal 2004 fourth quarter ending September 30, 2004, subject to the completion of the financing for the transaction and the satisfaction of customary closing conditions.

SeraCare Fiscal 2004 Guidance:

As indicated in the Company’s second quarter-end release in May 2004, SeraCare continues to expect fiscal 2004 standalone revenue of approximately $26.7 million, with net income after taxes of approximately $4.2 million. Revised guidance for fiscal 2004, reflecting the impact of the acquisitions of GCI and two divisions of BBI, will be forthcoming after completion of the BBI acquisition.

About Genomics Collaborative:

Genomics Collaborative, Inc. (GCI) is the leader in providing clinical samples and the application of human genetics to target validation for drug discovery. GCI has signed over 40

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clients for GCI Access™, which provides drug and diagnostic companies with access to its 550,000-sample Global Repository® of well-phenotyped human DNA, serum and tissue, as well as its customized gene expression and candidate gene validation services. GCI is based in Cambridge, MA. For additional information about Genomics Collaborative, Inc., please visit the Company’s web site at www.getdna.com.

About SeraCare Life Sciences:

SeraCare Life Sciences, Inc. is a manufacturer and provider of biological products and services to diagnostic, therapeutic, drug discovery, and research organizations. The Company’s offerings include plasma-based therapeutic products, diagnostic products and reagents, cell culture products, specialty plasmas, in vitro stabilizers, and the SeraCare BioBank™, a proprietary database of medical information and associated blood, plasma, DNA and RNA samples. Headquartered in Oceanside, CA, SeraCare conducts business throughout the world, and is traded on the Nasdaq National Stock Market under the symbol SRLS. For additional information about SeraCare Life Sciences, Inc., please visit the Company’s web site at www.seracare.com.

Safe Harbor For Forward Looking Statements:

Certain statements contained in this press release may be deemed to be forward looking statements under federal securities laws, and the Company intends that such forward looking statements be subject to the safe harbor created thereby. Such forward looking statements include (i) the Company’s expectation that its acquisition of the GCI assets will be accretive to earnings by the first quarter of fiscal 2005, (ii) the Company’s expectation that its acquisition of the GCI assets will further enable it to be an industry leader in supplying clinical specimens and data to the pharmaceutical industry for use in proteomic and genomic studies, biomarker validation, drug discovery and development, and clinical validation, (iii) the Company’s expectation that the fusion of SeraCare and GCI should provide the Company’s clients with a broader product portfolio of well-phenotyped human DNA, serum, and tissue and reduce the Company’s outsourcing costs, (iv) the Company’s expectation that its acquisition of the GCI assets will provide it with access to GCI’s existing contract accounts, (v) the Company’s expectation that its acquisition of the GCI assets will be complementary to the clinical network and sample collection abilities of the Company’s BioBank as well as increase the market penetration and technical sophistication of the Company’s BioBank, (vi) the Company’s belief that its acquisition of the GCI assets brings together the two premier commercial human biological sample and data providers in the global life sciences market, (vii) statements under the heading “SeraCare Fiscal 2004 Guidance”, and (viii) the Company’s expectation its proposed acquisition of the BBI assets will close during the Company’s fiscal quarter ending September 30, 2004. The Company cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward looking statements. Such factors include, but are not limited to (i) the Company’s ability to integrate the acquired operations and assets of GCI into its own operations, (ii) market demand for plasma and plasma-based products, (iii) the Company’s ability to retain its existing customers and attract new ones, (iv) the Company’s ability to successfully roll out its BioBank™, Cell Culture Media, and other product and service offerings, including acceptance of these new products and services by the Company’s current and prospective customers, (v) the Company’s

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access to adequate blood and plasma raw materials on terms consistent with its existing contracts, (vi) the Company’s ability to successfully implement its growth strategy, (vii) possible difficulties in obtaining the necessary financing to complete the proposed acquisition of the BBI assets and the possible failure to occur of other conditions to closing that acquisition, and (viii) the Company’s ability to accurately forecast its future operating results given its short history as a standalone public company. Information on these and additional factors that could affect the Company and its financial results is included in the Company’s report on Form 10-K for the year ended September 30, 2003 filed with the Securities and Exchange Commission (SEC) as well as the Company’s other periodic filings with the SEC. The Company undertakes no obligation to publicly update or revise any forward looking statements, whether as a result of new information, future events or otherwise.

CONTACT:
Sarah Neugebauer	Nathan Ellingson, David Collins
SeraCare Life Sciences, Inc.	Jaffoni & Collins Incorporated
760/806-8922 or sarah@seracare.com	212/835-8500 or srls@jcir.com